EXHIBIT 3.1

                          ARTICLES SUPPLEMENTARY
                                    OF
                SERIES A SENIOR CONVERTIBLE PREFERRED STOCK
                                    OF
                     HOME PROPERTIES OF NEW YORK, INC.



     Home Properties of New York, Inc., a corporation organized and existing under the laws of the State of Maryland (the "COMPANY"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Pursuant to the authority granted to and vested in the Board of Directors of the Company (the "BOARD OF DIRECTORS") in accordance with
Article VI of the Articles of Amendment and Restatement of the Articles of Incorporation of the Company, including these Articles Supplementary (the "CHARTER"), the Board of Directors adopted resolutions reclassifying 1,666,667 shares (the "SHARES") of Preferred Stock (as defined in the Charter) as a separate class of stock, Series A Senior Convertible Preferred Stock, $.01 par value per share (the "SERIES A PREFERRED STOCK"), and authorizing the issuance of the Series A Preferred Stock, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, and terms and conditions of redemption set forth below.

Series A Senior Convertible Preferred Stock.

     1.   DESIGNATION AND AMOUNT

     There shall be a series of Preferred Stock that shall be designated as "Series A Senior Convertible Preferred Stock" (hereinafter referred to as "SERIES A PREFERRED STOCK") and the number of shares constituting such series shall be 1,666,667. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to fewer than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options, warrants or upon conversion of outstanding securities issued by the Company or otherwise issuable pursuant to Section 5 below.

     2. CERTAIN DEFINITIONS. As used in these Articles Supplementary, the following terms have the meaning set forth below:

     "Accrued Return" has the meaning set forth in Section 3(e).

     "Affiliate of SMRS" means any Person that controls, is controlled by or is under common control with SMRS, as evidenced by contract or agreement.

     "Articles Supplementary" shall mean these Articles Supplementary relating to the Series A Preferred Stock.

     "Board of Directors" shall mean the Board of Directors of the Company.

     "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

     "Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

     "Common Stock" means the Company's common stock, par value $.01 per share.

     "Conversion Date" has the meaning set forth in Section 5(a)

     "Conversion Notice" has the meaning set forth in Section 5(a).

     "Conversion Price" has the meaning set forth in Section 5(b).

     "Conversion Right" has the meaning set forth in Section 5(a).

     "Conversion Shares" means the shares of Common Stock received on conversion of all or any of the shares of Series A Preferred Stock that have not previously been sold or otherwise transferred on a Public Basis.

     "Convertible Securities" has the meaning set forth in Section 5(b).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Junior Stock" has the meaning set forth in Section 6(c).

     "Market Value" means, with respect to a share of Common Stock, the average of the daily market price for the 10 consecutive trading days immediately preceding the date on which the Market Value is to be determined. The market price for each such trading day shall be: (i) if the shares of Common Stock are listed or admitted to trading on any securities exchange or the NASDAQ-National Market System, the closing price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day, or
(ii) if the shares of Common Stock are not listed or admitted to trading on any securities exchange or the NASDAQ-National Market System, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the Company, or if no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the Company, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than 10 days prior to the date in question) for which prices have been so reported; provided, that if there are no bid and asked prices reported during the 10 days prior to the date in question, the Market Value of a share of Common Stock shall be determined by the Company acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate provided that the holders of the Series A Preferred Stock, by accepting the issuance or assignment to them of shares of the Series A Preferred Stock or the Conversion Shares, covenant and agree that, during the 10 consecutive trading days immediately preceding the date on which the Market Value is to be determined, they will not purchase or sell any shares of Common Stock, cause the purchase and sale of any shares of Common Stock or take any other actions that are intended to or that actually affect the market price of shares of Common Stock.

     "9.0% Preferred Return Period" has the meaning set forth in
Section 3(a).

     "Operating Partnership" means Home Properties of New York, L.P.

     "Parity Stock" has the meaning set forth in Section 6(b).

     "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

     "Preferred Return" has the meaning set forth in Section 3(a).

     "Preferred Return Payment Date" has the meaning set forth in Section
3(c).

     "Public Basis" means the sale of any shares of Common Stock by means of any public stock exchange or in any Public Offering.

     "Public Offering" means a public offering of shares of Common Stock or shares of Preferred Stock of the Company or interests in the Operating Partnership (including Units), other than a registration relating solely to the sale of securities to participants in a dividend reinvestment plan, a registration relating to a business combination or similar transaction permitted to be registered on a Form S-4 or any form serving a comparable purpose, a registration relating solely to the sale of securities to participants in a stock or employee benefit plan, or a registration permitted under Rule 462 under the Securities Act registering additional securities of the same class as were included in an earlier registration statement for the same offering and declared effective.

     "Qualified REIT Subsidiary" means the Operating Partnership or any other qualified real estate investment trust subsidiary, as such term in defined in the Code, of the Company.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Senior Stock" has the meaning set forth in Section 6(a).

     "Series A Issuance Date" has the meaning set forth in Section 3(c).

     "Series A Liquidation Preference" has the meaning set forth in
Section 8(a).

      "Series A Preferred Stock" has the meaning set forth in Section 1.

     "SMRS" means Michigan Public School Employees' Retirement System, State Employees' Retirement System, Michigan State Police Retirement System and Michigan Judges' Retirement System.

     "Units" means the limited partnership units of the Operating
Partnership.

     3.   PREFERRED RETURN.

     (a) The Company shall pay a distribution equal to the Preferred Return to the holders of the shares of Series A Preferred Stock, then outstanding, on a quarterly basis in accordance with Section 3(c) prior to the payment of any distributions to the holders of Junior Stock, whether such distributions constitute dividends or a return of capital. Commencing on the date of issuance of the shares of Series A Preferred Stock and, except as provided below in this subparagraph, continuing to December 30, 2003 (the "9.0% PREFERRED RETURN PERIOD"), the holders of the Series A Preferred Stock shall receive, on a quarterly basis in accordance with
Section 3(c), a distribution equal to the greater of: (x) an amount equal to the product of (i) the number of outstanding shares of Series A Preferred Stock held by such holders multiplied by the Series A Liquidation Preference and (ii) 2.25% (or 9.0% per annum), or (y) an amount equal to the dividends and other distributions that would have been paid on the number of shares of Common Stock equal to $35,000,000 divided by the Conversion Price (as such may be adjusted from time to time pursuant to Section 3(d)) (the "PREFERRED RETURN"). Notwithstanding the above, if on December 30, 2003, the holders of Series A Preferred Stock have not been paid actual distributions of at least $809,375 (as such may be adjusted from time to time pursuant to Section 3(d)) on each of the prior eight (8) consecutive Preferred Return Payment Dates (as hereinafter defined) or any distribution of a Preferred Return from any prior period remains unpaid, the 9.0% Preferred Return Period shall continue until the Preferred Return Payment Date which shall be the eighth (8th) consecutive Preferred Return Payment Date thereafter occurring on which the holders of Series A Preferred Stock have been paid actual distributions of at least $809,375 (as such may be adjusted from time to time pursuant to Section 3(d)) and until there remains outstanding no unpaid distribution of a Preferred Return.

     (b) On and after December 30, 2003, the holders of the Series A Preferred Stock shall continue to receive, on a quarterly basis in accordance with Section 3(c), an amount equal to the dividends and other distributions that would have been paid on the number of shares of Common Stock equal to $35,000,000 divided by the Conversion Price (as such may be adjusted from time to time pursuant to Section 3(d)).

     (c) The distributions required by this Section 3 shall be cumulative, shall accrue from the Series A Issuance Date (as hereinafter defined) and shall be payable to the holders of the Series A Preferred Stock, when, as and if declared by the Company's Board of Directors, out of funds legally available for the payment of distributions, on a calendar quarterly basis on the same date that the Company pays a quarterly dividend or other distribution to the holders of Common Stock. If the Company does not pay a distribution to the holders of Common Stock, the distributions required by this Section 3 shall be payable on the fourth Tuesday of each of February, May, August and November or on the next Business Day thereafter if such day shall not be a Business Day. Each of the dates on which such a distribution shall be so payable shall be a "PREFERRED RETURN PAYMENT DATE." The first distribution payable to the holders of the Series A Preferred Stock shall be pro-rated for the number of days occurring from the date the 1,666,667 shares of Series A Preferred Stock are originally issued (the "SERIES A ISSUANCE DATE") to and including the last day of the calendar quarter in which the Series A Issuance Date occurs.

     (d) To the extent that the holders of the Series A Preferred Stock convert any or all of the shares of Series A Preferred Stock held by them into shares of Common Stock as permitted by Section 5 below, the distributions described in Sections 3(a) and 3(b) above shall terminate with respect to those shares of Series A Preferred Stock so converted; provided, however, that on the next Preferred Return Payment Date the holders of the Common Stock issued upon the conversion of the Series A Preferred Stock shall receive a distribution equal to the distribution which would otherwise have been payable with respect to such shares of Series A Preferred Stock multiplied by a fraction, the numerator of which is the number of days between the Preferred Return Payment Date immediately preceding the conversion and the date of the conversion and the denominator of which is 90, less any dividend payable to the holders of Common Stock during the same 90 day period.

     (e) To the extent that a distribution required by this Section 3 is not paid on any Preferred Return Payment Date, the amount not paid shall accumulate and accrue interest at the rate of 9.0% per annum during the 9.0% Preferred Return Period, compounded quarterly on each Preferred Return Payment Date that it remains unpaid (the "ACCRUED RETURN"). Thereafter, any distributions paid by the Company shall first be applied to pay any Accrued Return previously due, but not paid.

     (f) So long as any of the shares of Series A Preferred Stock are outstanding, no distributions (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Stock) shall be declared or paid or set apart for payment by the Company or other distribution of cash or other property declared or made directly or indirectly by the Company or any affiliate or any Person acting on behalf of the Company or any of its affiliates with respect to any shares of Junior Stock, nor shall any shares of Junior Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan of the Company or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) directly or indirectly by the Company or any affiliate or any Person acting on behalf of the Company or any of its affiliates (except by conversion into or exchange for Junior Stock), nor shall any other cash or other property otherwise be paid or distributed to or for the benefit of any holder of shares of Junior Stock in respect thereof, directly or indirectly, by the Company or any affiliate or any Person acting on behalf of the Company or any of its affiliates unless in each case (i) the full cumulative dividends (including all accumulated, accrued and unpaid dividends) on all outstanding shares of the Series A Preferred Stock and any other Parity Stock of the Company shall have been paid or such dividends have been declared and set apart for payment for all past dividend periods with respect to the Series A Preferred Stock and all past dividend periods with respect to such Parity Stock and (ii) sufficient funds shall have been paid or set apart for the payment of the full dividend for the current dividend period with respect to the Series A Preferred Stock and the current dividend period with respect to such Parity Stock. In addition, none of the actions described in this Section 3(f) regarding Junior Stock, shall be made with respect to Parity Stock, other than on a pari passu basis with the Series A Preferred Stock.

      4.  TRANSFER RIGHTS.

     (a) Shares of the Series A Preferred Stock may be transferred at any time providing that: (i) no transfer of all or any of the shares of Series A Preferred Stock to any Person other than an Affiliate of SMRS may be made to a Person unless, in the written opinion of legal counsel reasonably acceptable to the Company, such transfer would not require the registration of such securities under the Securities Act or any state securities laws; and (ii) no transfer of all or any of the shares of Series A Preferred Stock shall be valid and effective and the Company shall not recognize the same for the payment of the Preferred Return or Approval Rights (as hereinafter defined) until the certificate(s) representing such shares with a duly executed assignment or stock power is delivered to the Company or its stock transfer agent.

     (b) The following legend shall be required to be placed on each certificate representing shares of the Series A Preferred Stock:

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE, AND SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AND REPURCHASE OPTIONS SET FORTH IN AN AGREEMENT BETWEEN THE ISSUER OF SUCH SECURITIES AND THE INITIAL HOLDER OF SUCH SECURITIES."

     5.   CONVERSION RIGHTS.

     (a) Any holder of Series A Preferred Stock shall have the right to convert all or any of its shares of Series A Preferred Stock into shares of Common Stock (the "CONVERSION RIGHT"). In the event that any holder of the Series A Preferred Stock wishes to exercise its Conversion Right, it shall so notify the Company in writing (the "CONVERSION NOTICE"), specifying the number of shares of Series A Preferred Stock that it wishes to convert. Within 10 days after the receipt of a Conversion Notice (the "CONVERSION DATE"), the Company will issue and deliver, or will cause to be issued and delivered, to the holder requesting conversion, on the holder's written order, a certificate or certificates representing the number of full shares of Common Stock issuable upon the conversion of the number of shares of Series A Preferred Stock specified in such Conversion Notice. Any fractional share of Common Stock arising upon a conversion will be settled as provided in Section 4(e). Each conversion will be deemed to have been effected on the Conversion Date and the Person in whose name a certificate for shares of Common Stock is to be issued upon a conversion will be deemed to have become the holder of record of the shares of Common Stock represented by that certificate at such effective time. All shares of Common Stock delivered upon conversion of shares of Series A Preferred Stock will, upon delivery, be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights. The shares of Series A Preferred Stock so converted will no longer be deemed to be outstanding and all rights of the holder with respect to those shares so converted will immediately terminate, except the right to receive shares of Common Stock and any unpaid Accrued Return and/or other accumulated, accrued and unpaid dividends.

     (b) Upon each conversion, the holder of the shares of Series A Preferred Stock so converted will receive that number of shares of Common Stock as shall equal the product of (i) the percentage determined by dividing the number of shares of Series A Preferred Stock so converted by such holder by the 1,666,667 shares of the Series A Preferred Stock originally issued hereby and (ii) $35,000,000, divided by the conversion price, which as of the effective date of these Articles Supplementary was $21.00 and is subject to adjustment as follows from time to time if any of the events described below occurs (the "CONVERSION PRICE"):

          (i) If the Company: (x) pays a dividend or makes a distribution on Common Stock in shares of Common Stock; (y) subdivides the outstanding shares of Common Stock into a greater number of shares of Common Stock; or (z) combines the outstanding shares of Common Stock into a smaller number of shares of Common Stock, the Conversion Price in effect immediately prior to that event will be adjusted so that the holder of all or any of the shares of Series A Preferred Stock to be converted after that event will receive the number of shares of Common Stock which such holder would have received as a result of such event if the shares of Series A Preferred Stock to be converted had been converted immediately before the happening of such event (or, if there is more than one such event, if the shares of Series A Preferred Stock to be converted had been converted immediately before the first of those events and the holder had retained all of the Common Stock or other securities or assets received after the conversion). An adjustment made pursuant to this Section 4(b)(i) will become effective immediately after the record date in the case of a dividend or distribution, and will become effective immediately after the effective date in the case of a subdivision or combination. If such dividend or distribution is declared but is not paid or made, the Conversion Price then in effect will be appropriately readjusted. However, a readjustment of the Conversion Price will not affect any conversion which takes place before the readjustment.

          (ii) If the Company issues rights or warrants to the holders of the Common Stock as a class entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Conversion Price in effect on the record date for the determination of shareholders entitled to receive the rights or warrants, the Conversion Price in effect immediately before the issuance of the rights or warrants will be reduced in accordance with the equation set forth on EXHIBIT A hereto, which is hereby incorporated by reference herein. The adjustment provided for this Section 5(b)(ii) will be made successively whenever any rights or warrants are issued, and will become effective immediately after each record date. In determining whether any rights or warrants entitle the holders of Common Stock to subscribe for or purchase shares of Common Stock at less than the Conversion Price, and in determining the aggregate sale price of the shares of Common Stock issuable on the exercise of rights or warrants, there will be taken into account any consideration received by the Company for the rights or warrants, with the value of that consideration, if other than cash, to be determined by the Board of Directors of the Company (whose determination, if made in good faith, will be conclusive). If any rights or warrants which lead to an adjustment of the Conversion Price expire or terminate without having been exercised, the Conversion Price then in effect will be appropriately readjusted. However, a readjustment of the Conversion Price will not affect any conversion which takes place before the readjustment.

          (iii) If the Company distributes to the holders of Common Stock as a class any shares of stock of the Company (other than Common Stock) or evidences of indebtedness or assets (other than cash dividends or distributions) or rights or warrants (other than those referred to in Section 5(b)(ii)) to subscribe for or purchase any of its securities, then, in each such case, the Conversion Price will be reduced so that it will equal the price determined by multiplying the Conversion Price in effect immediately prior to the record date for the distribution by a fraction of which the numerator is the Market Value of the Common Stock on the record date for the distribution less the then fair market value (as determined by the Board of Directors, whose determination, if made in good faith, will be conclusive) of the stock, evidences of indebtedness, assets, rights or warrants which are distributed with respect to one share of Common Stock, and of which the denominator is the Market Value of the Common Stock on that record date. Each adjustment will become effective immediately after the record date for the determination of the shareholders entitled to receive the distribution. If any distribution is declared but not made, or if any rights or warrants expire or terminate without having been exercised, effective immediately after the decision is made not to make the distribution or the rights or warrants expire or terminate, the Conversion Price then in effect will be appropriately readjusted. However, a readjustment will not affect any conversion which takes place before the readjustment.

          (iv) If the Company issues or sells (or the Operating Partnership or any Qualified REIT Subsidiary of the Company issues or sells) any equity or debt securities which are convertible, directly or indirectly, into or exchangeable for shares of Common Stock ("CONVERTIBLE SECURITIES") or any rights, options (other than the issuance or exercise after December 23, 1996 of stock options covering no more than 699,778 shares of Common Stock, the exercise price of which will be no less than the Market Value of the Common Stock on the date of grant as determined in good faith by the Board of Directors, which number of shares of Common Stock shall be subject to appropriate adjustment to the extent that the
          Company: (x) pays a dividend or makes a distribution on the Common Stock; (y) subdivides the outstanding shares of Common Stock into a greater number of shares; or (z) combines the outstanding shares of Common Stock into a smaller number of shares, issued to employees or directors of the Company and its subsidiaries under the Company's existing employee stock incentive plans) or warrants to purchase shares of Common Stock at a conversion, exchange or exercise price per share which is less than the Conversion Price, unless the provisions of
          Section 5(b)(ii) or (iii) are applicable, the Company will be deemed to have issued or sold, on the later of the date on which the Convertible Securities, rights, options or warrants are issued or the date on which they first may be converted, exchanged or exercised, the maximum number of shares of Common Stock into or for which the Convertible Securities may then be converted or exchanged or which are then issuable upon the exercise of the rights, options or warrants immediately prior to the close of business on the later of the date on which the Convertible Securities, rights, options or warrants are issued or the date on which they may first be converted, exchanged or exercised, and the Conversion Price shall be adjusted downward as if it were an event covered by Section 5(b)(v). However, no further adjustment of the Conversion Price will be made as a result of the actual issuance of shares of Common Stock upon conversion, exchange or exercise of the Convertible Securities, rights, options or warrants. If any Convertible Securities, rights, options or warrants to which this Section applies are redeemed, retired or otherwise extinguished or expire without any shares of Common Stock having been issued upon conversion, exchange or exercise thereof, effective immediately after the Convertible Securities, rights, options or warrants expire, the Conversion Price then in effect will be readjusted to what it would have been if those Convertible Securities, rights options or warrants had not been issued. However, a readjustment will not affect any conversion which takes place before the readjustment. For the purposes of this Section 5(b)(iv), (x) the price of shares of Common Stock issued or sold upon conversion or exchange of Convertible Securities or upon exercise of rights, options or warrants will be: (A) the consideration paid to the Company for the Convertible Securities, rights, options or warrants, plus (B) the consideration contemplated to be paid to the Company upon conversion, exchange or exercise of the Convertible Securities, rights, options or warrants, with the value of the consideration, if other than cash, to be determined by the Board of Directors of the Company (whose determination, if made in good faith, will be conclusive) and (y) any change in the conversion or exchange price of Convertible Securities or the exercise price of rights, options or warrants will be treated as an extinguishment, when the change becomes effective, of the Convertible Securities, rights, options or warrants which had the old conversion, exchange or exercise price and an immediate issuance of new Convertible Securities, rights, options or warrants with the new conversion, exchange or exercise price.

          (v) If the Company issues or sells any shares of Common Stock (other than on conversion or exchange of Convertible Securities or exercise of rights, options or warrants to which
          Section 5(b)(ii), (iii) or (iv) applies) for a consideration per share less than the Conversion Price on the date of the issuance or sale (or on exercise of options or warrants, for less than the Conversion Price on the day the options or warrants are issued), upon consummation of the issuance or sale, the Conversion Price in effect immediately prior to the issuance or sale will be reduced in accordance with the equation set forth on EXHIBIT A hereto, which is hereby incorporated by reference herein.

          (vi) If there is a reclassification or change of outstanding shares of Common Stock (other than a change in par value, or as a result of a subdivision or combination), or a merger or consolidation of the Company with any other entity that results in a reclassification, change, conversion, exchange or cancellation of outstanding shares of Common Stock, or a sale or transfer of all or substantially all of the assets of the Company or the Operating Partnership, upon any subsequent conversion of any shares of Series A Preferred Stock, each holder of the Series A Preferred Stock so converted will be entitled to receive the kind and amount of securities, cash and other property which the holder would have received if the holder had converted the Series A Preferred Stock into shares of Common Stock immediately before the first of any of the foregoing events and had retained all the securities, cash and other assets received as a result of such events. In the event that a transaction may be viewed as causing this Section 5(b)(vi) to be applicable and Section 5(b)(iii) is also applicable, then Section 5(b)(iii) will be applied and this
          Section 5(b)(vi) will not be applied.

          (vii) Notwithstanding anything to the contrary above, no adjustment in the Conversion Price will be required in the following situations: (x) the Company issues (or the Operating Partnership or a Qualified REIT Subsidiary issues) any shares of Common Stock or interests in the Operating Partnership or any equity or debt securities which are convertible, directly or indirectly, into or exchangeable for shares of Common Stock at a price or exchange or exercise price per share which is less than the Conversion Price as consideration for all or a portion of the purchase price in connection with the acquisition of property or real estate operating businesses; (y) the Company issues or sells (or the Operating Partnership or any Qualified REIT Subsidiary issues or sells) to the Series A Preferred Stock Holders any shares of Common Stock or any equity or debt securities which are convertible, directly or indirectly, into or exchangeable for shares of Common Stock at a price or exchange or exercise price per share which is less than the Conversion Price; and (z) the Company issues shares of Common Stock at less than the Conversion Price pursuant to the dividend reinvestment portion of the Company's Dividend Reinvestment, Stock Purchase, Resident Stock Purchase and Employee Stock Purchase Plan.

          (viii) No adjustment in the Conversion Price will be required unless the adjustment would require a change of at least 1% in the Conversion Price; provided, however, that any adjustments which are not made because of this Section 5(b)(viii) will be carried forward and taken into account in any subsequent adjustments. All calculations under this Section 5 will be made to the nearest cent or to the nearest one hundredth of a share, as the case may be.

          (ix) Whenever the Conversion Price is adjusted, the Company will promptly send each holder of Series A Preferred Stock a notice of the adjustment of the Conversion Price setting forth the adjusted Conversion Price and the date on which the adjustment becomes effective and containing a brief description of the events which caused the adjustment.

     (c) If any one of the events in Section 5(b)(i) through 5(b)(v) occurs, then the Company will mail to each of the holders of record of the Series A Preferred Stock, no later than 15 Business Days after the applicable date specified below, a notice stating, as applicable, one of the following: (i) the date on which a record was taken for the purpose of the dividend, distribution or grant of rights or warrants, or, if no record was taken, the date as of which the holders of Common Stock of record who were entitled to the dividend, distribution or rights or warrants was determined; (ii) the date on which the Convertible Securities were issued or the date on which the change in the conversion, exchange or exercise price of the Convertible Securities, rights, options or warrants was effective; (iii) the date on which the Company sold shares of Common Stock for less than the Conversion Price on the date of the sale; or (vi) the date on which the reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up became effective, and the date on which holders of record of Common Stock were entitled to exchange their shares of Common Stock for securities or other property deliverable upon the reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up. Failure to give any such notice or any defect in the notice will not affect the legality or validity of the reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up.

     (d) (i) The Company will at all times reserve and keep available, free from preemptive rights, out of the authorized but unissued shares of Common Stock, for the purpose of effecting conversion of the Series A Preferred Stock, the maximum number of shares of Common Stock which the Company would be required to deliver upon the conversion of all the outstanding Series A Preferred Stock. For the purpose of this Section 5(d)(i), the number of shares of Common Stock which the Company would be required to deliver upon the conversion of all the outstanding shares of Series A Preferred Stock will be computed as if at the time of the computation all the outstanding shares of Series A Preferred Stock were held by a single holder; and

          (ii) Before taking any such action which would cause an adjustment reducing the Conversion Price below the then par value (if any) of the Common Stock deliverable upon conversion of the Series A Preferred Stock, the Company will take all corporate action which may, in the written opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and non-assessable Common Stock at the adjusted Conversion Price.

     (e) No fractional shares of Common Stock will be issued upon conversion of the Series A Preferred Stock. Any fractional interest in a share of Common Stock resulting from conversion of the Series A Preferred Stock will be paid in cash (computed to the nearest cent) based on the Market Value of the Common Stock on the trading day next preceding the Conversion Date.

     (f) With respect to Conversion Dates occurring on or after December 31, 2001, a holder of the shares of Series A Preferred Stock so converted shall receive, in addition to the shares of Common Stock to be issued pursuant to Section 4(b), that additional number of shares of Common Stock, if any, as shall be necessary in order that such holder will receive, on the next date on which dividends are paid by the Company with respect to Common Stock, dividends equal to $.4725 per share of the Series A Preferred Stock converted, assuming that the dividend paid per share of Common Stock did at the time of conversion not change from the dividend paid on the dividend payment date immediately preceding the Conversion Date.

     6.   RANKING.

     (a) Any class or series of capital stock of the Company shall be deemed to rank:

          (i) prior or senior to the Series A Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of the Series A Preferred Stock ("SENIOR STOCK");

          (ii) on a parity with the Series A Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series A Preferred Stock, if the holders of such class of stock or series and the Series A Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other ("PARITY STOCK"); and

          (iii) junior to the Series A Preferred Stock, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such stock or series shall be Common Stock or if the holder of the Series A Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class or series (the "JUNIOR STOCK").

     (b) The Series A Preferred Stock is prior in right and senior to the Series B Convertible Cumulative Preferred Stock, par value $0.01 per share, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up.

     7.   VOTING RIGHTS.

     (a) GENERAL. The Series A Preferred Stock will not have any voting rights, except as set forth below.

     (b) CERTAIN VOTING RIGHTS. So long as any shares of Series A Preferred Stock remain outstanding, the Company shall not, without the affirmative vote of the holders of at least a majority of the Series A Preferred Stock outstanding at the time: (i) designate or create, or increase the authorized or issued amount of any Senior Stock or reclassify any authorized shares of the Company into any such shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares, (ii) designate or create, or increase the authorized or issued amount of, any Parity Stock or reclassify any authorized shares of the Company into any such shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares, or (iii) either
(A) consolidate, merge into or with, or convey, transfer or lease its assets substantially as an entirety, to any corporation or other entity, or
(B) amend, alter or repeal the provisions of the Company's Articles of Incorporation (including these Articles Supplementary) or By-laws, whether by merger, consolidation or otherwise, in each case that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series A Preferred Stock or the holders thereof; provided, however, that with respect to the occurrence of a merger, consolidation or a sale or lease of all of the Company's assets as an entirety, so long as (a) the Company is the surviving entity and the Series A Preferred Stock remains outstanding with the terms thereof unchanged, or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of any state and substitutes the Series A Preferred Stock for other preferred stock having substantially the same terms and same rights as the Series A Preferred Stock, including with respect to distributions, voting rights and rights upon liquidation, dissolution or winding-up, then the occurrence of any such event shall not be deemed to materially and adversely affect such rights, privileges or voting powers of the holders of the Series A Preferred Stock; provided, further, that any increase in the amount of authorized Preferred Stock or the creation or issuance of any other class or series of Preferred Stock, or any increase in an amount or authorized shares of each class or series, in each case ranking either junior to the Series A Preferred Stock with respect to payment of distributions and the distribution of assets upon liquidation, dissolution or winding-up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     8.   LIQUIDATION, DISSOLUTION OR WINDING UP.

     (a) Upon liquidation, dissolution, or winding up (voluntary or otherwise) of the Company, the holders of Series A Preferred Stock shall receive an amount equal to $35,000,000 multiplied by a fraction, the numerator of which is the number of shares of Series A Preferred Stock outstanding and the denominator of which is 1,666,667, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "SERIES A LIQUIDATION PREFERENCE"). Following the payment of the full amount of the Series A Liquidation Preference, and the capital adjustment in respect of all outstanding shares of Series A Preferred Stock and Common Stock, respectively, shall receive their ratable and proportionate share of the remaining assets to be distributed with respect to such Preferred Stock and Common Stock, and a per share basis, respectively.

     (b) For purposes of this Section 8, a consolidation or a merger of the Company with another entity wherein the Company is not the surviving entity, or a sale of all or substantially all of the Company's assets for cash or securities, will be considered a liquidation of the Company.

     9.   REDEMPTION OF THE SERIES A PREFERRED STOCK

     (a) Shares of the Series A Preferred Stock are not redeemable by the Company prior to December 30, 2006. On and after December 30, 2006, the Company at its option, upon not less than 35 Business Days written notice, may redeem, in whole but not in part, the remaining shares of the Series A Preferred Stock that have not yet been converted into Common Stock, at a redemption price per share equal to $35,000,000 multiplied by a fraction, the numerator of which is the number of shares of Series A Preferred Stock outstanding and the denominator of which is 1,666,667, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such redemption. Within 30 Business Days after receipt of the above described notice of intention from the Company, the holders of the shares of Series A Preferred Stock shall notify the Company as to whether they plan to exercise their Conversion Right with respect to such remaining shares of Series A Preferred Stock prior to the redemption of the Series A Preferred Stock. If the holders do not so exercise their Conversion Right, then upon payment of the Redemption Price, all of the rights of the holders of the Series A Preferred Stock under these Articles Supplementary shall terminate.

     (b) Unless full cumulative distributions on all shares of Series A Preferred Stock and Parity Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, no shares of Series A Preferred Stock and Parity Stock shall be redeemed unless all shares of Series A Preferred Stock and Parity Stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Series A Preferred Stock and Parity Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock and Parity Stock, as the case may be. Furthermore, unless full cumulative distributions on all outstanding shares of Series A Preferred Stock and Parity Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, the Company shall not purchase or otherwise acquire, directly or indirectly, any shares of Series A Preferred Stock and Parity Stock (except by conversion into or exchange for shares of Junior Stock).

     (c) Series A Preferred Stock will not be subject to any sinking fund or mandatory redemption.

     10.  STOCK TO BE RETIRED

     All shares of Series A Preferred Stock which shall have been issued and reacquired in any manner by the Company shall be restored to the status of authorized, but unissued shares of Preferred Stock, without designation as to series. The Company may also retire any unissued shares of Series A Preferred Stock, and such shares shall then be restored to the status of authorized by unissued shares of Preferred Stock, without designation as to series.

     11.  RECORD HOLDERS

     The Company and the Transfer Agent may deem and treat the record holder of any share of the Series A Preferred Stock as the true and lawful owner thereof and for all purposes, and neither the Company nor the Transfer Agent shall be affected by any notice to the contrary.

     SECOND: The Shares have been reclassified by the Board of Directors pursuant to Article VI of the Charter.

     THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

     FOURTH: The undersigned President of the Company acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.



     IN WITNESS WHEREOF, the Company has caused these Articles
Supplementary to be signed in its name and on its behalf by its Executive Vice President and attested to by its Secretary on this 9th day of December, 1999.


                              Home Properties of New York, Inc.


                                    /S/ Amy L. Tait
                                        Amy L. Tait
                                   Executive Vice President

Attest:


/s/ Ann M. McCormick
Ann M. McCormick
Secretary

                                   EXHIBIT A

                       HOME PROPERTIES OF NEW YORK, INC.

                  SERIES A SENIOR CONVERTIBLE PREFERRED STOCK

                            ("Adjustment Formula")

OBJECTIVE: To keep the holders of Series A Senior Convertible Preferred Stock relative ownership percentage constant (as compared to a transaction consummated at the Conversion Price), upon the issuance of a "New Dilutive Security" (see definition below), the then applicable Conversion Price of each share the Series A Senior Convertible Preferred Stock will be adjusted as follows:

             PRIOR                                   ANTI-DILUTION                                 ADJUSTED
       CONVERSION PRICE                               ADJUSTMENT                                  CONVERSION
                                                        FORMULA                                      PRICE
         PCP                     x               (A+B+C)+EX                      =            ACP
                                                (A+B+C*)+EX*


                                          .*.must be solved for per calculation

                                              included in example below

DEFINITIONS:

PCP - Conversion Price of Series A Senior Convertible Preferred Stock prior to issuance of "New Dilutive Security."

"New Dilutive Security" - A Common Stock or Common Stock equivalent issuance at a price below PCP.

ACP - Conversion Price of share of Series A Senior Convertible Preferred Stock adjusted for issuance of "New Dilutive Security".

A - The number of Common Stock equivalent shares outstanding which includes: (i) shares of Common Stock issued and outstanding; (ii) all Dilutive (defined below) convertible securities outstanding, excluding Units of limited partnership in Home Properties of New York, L.P. and the number of shares of Common Stock issuable upon conversion of the 1,666,667 shares of Series A Senior Convertible Preferred Stock; and
        (iii) all Dilutive options issued and outstanding on an as-exercised basis (excluding stock options covering 699,778 shares of Common Stock) prior to issuance of "New Dilutive Security". For purposes of this definition, a security described under (ii) or (iii) will be considered "Dilutive" in all subsequent applications of the Adjustment Formula if it triggers the Adjustment Formula upon issuance.

B - Shares of Common Stock issuable upon conversion of all Units outstanding prior to issuance of "New Dilutive Security"

C - Shares of Common Stock issuable upon conversion of the entire 1,666,667 shares of Series A Senior Convertible Preferred Stock, assuming the prior Conversion Price (or PCP).

C* - Shares of Common Stock issuable upon conversion of the entire 1,666,667 shares of Series A Senior Convertible Preferred Stock, assuming the adjusted Conversion Price for the New Dilutive Security issuance (or
        ACP).

EX - "New Dilutive Security" equivalent common shares, assuming the prior Conversion Price (or PCP).

EX* - "New Dilutive Security" equivalent common shares, based on actual conversion of security.



EXAMPLE:

Assume a 1.5 million share Common Stock issuance at $19.50/share (the "New Dilutive Security") following an investment of $35 million for the 1,666,667 shares of Series A Senior Convertible Preferred Stock at a $21.00 Conversion
Price:



SOLUTION:

Prior to solving for C*, the following table must be created:

                                     POST NEW DILUTIVE                           POST NEW DILUTIVE
                                         SECURITY                                    SECURITY
                                        ISSUANCE AT                                 ISSUANCE AT
                                       $19.50/SHARE                                $21.00/SHARE
                                        UNADJUSTED
         SHARE                      # OF SHARES          PERCENTAGE            # OF SHARES           PERCENTAGE
    CAPITALIZATION
Common Stock (A)                               5,900,000     58.0328             5,900,000               58.6509
Partnership Units Outstanding in               1,100,000     10.8197             1,100,000               10.9349
Home Properties of New York, L.P.
(B)
Shares Series A Senior                         1,666,667     16.3934             1,666,667               16.5681
Convertible Preferred Stock (C)
New Dilutive Security
Shares (EX*/EX)                                1,500,000     14.7541             1,392,857               13.8461
TOTAL                                         10,166,667     100.00%            10,059,524               100.00%


C* is the number of Common Stock into which the outstanding 1,666,667 shares of Series A Senior Convertible Preferred Stock must convert in order to maintain the holders of Series A Senior Convertible Preferred Stock ownership percentage at 16.5681 (i.e., as if the issuance were done at the Conversion Price prior to the issuance (or PCP) given the new Dilutive Security issuance at $19.50 per Common Stock). To solve for C*, the following calculations must be made:












                                                         # OF COMMON EQUIVALENT
                                                                   SHARES
Share Capitalization, post New Dilutive Security Issuance        10,166,667
as issued at $19.50 per share and unadjusted

- (C)                                                            (1,666,667)

= Share Capitalization less 1,666,667 shares of/(100% -           8,500,000
                                                                  ---------
16.5681) or 100% less ownership percentage holders of            .834319
Series A Senior Convertible Preferred Stock are to
maintain

= Total Share Capitalization Requires for Series A Senior        10,187,950
Convertible Preferred Stock to maintain ownership
percentage at 16.5681%

x Requires ownership percentage pursuant to above                16.5681%

=C*                                                              1,687,950


GIVEN C*, ONE SOLVES FOR ACP AS FOLLOWS:

PRICE CONVERSION                                     ADJUSTMENT FORMULA
PRICE OR PCP
     $21.00                       X               (5,900,000+1,100,000+1,666,667)+($29,250,000/21)
                                                  (5,900,000+1,100,000+1,687,950)+($29,250,000/19.50)=
     $21.00                       X                        98.7394% =
                                                          $20.74 = ACP


PROOF OF CALCULATION:

                                            POST-NEW DILUTIVE SECURITY ISSUANCE AS
                                               ISSUED AT $19.50 PER SHARE AND AS
                                                           ADJUSTED
                                                          # OF SHARES                        %
Share Capitalization of                                    5,900,000                   57.9115
Common Stock (A)

Partnership Units (B)                                      1,100,000                   10.7971

Shares of Series A Senior Convertible                      1,687,950                   16.5681

Preferred Stock (C*/C)

New Dilutive Security                                      1,500,000                   14.7233
Shares (EX*/EX)

TOTAL                                                     10,187,950                   100.00%


NOTE:      Some of the numbers included in this Exhibit A are not the actual numbers and are included for illustration purposes only.